EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CORPORATE RESOURCE SERVICES HITS RECORD WEEKLY SALES

Sales of $23.1 Million for Week Ending Nov. 29,

Up 25.1% vs Same Week 2013

NEW YORK (December 10, 2014) – Corporate Resource Services (NASDAQ: CRRS) (the “Company” or “CRS”), a diversified technology, staffing, recruiting and consulting services firm, today announced that its sales results for the week ending November 29, 2014, were a new milestone for the corporation.

“CRS achieved record weekly sales of $23,115,000 for our staffing divisions last week and we are well on our way to finishing 2014 with record sales results,” said John P. Messina, Chief Executive Officer of Corporate Resource Services, Inc. “For the same week last year, we generated sales of $18,475,000 and year-over-year we’re up 25.1%. This holiday season we experienced an uptick in staffing requirements from the majority of our retail and retail-related transportation/logistic clients. Together they have positively impacted our sales results.”

About Corporate Resource Services, Inc.:

Corporate Resource Services, Inc. provides cloud-based enterprise applications and hosting services to PEO and staffing companies, as well as diversified staffing, recruiting, and consulting services. The Company offers trained employees in the areas of Insurance, Information Technology, Accounting, Legal, Engineering, Science, Healthcare, Life Sciences, Creative Services, Hospitality, Retail, General Business and Light Industrial work. The company’s blended staffing solutions are tailored to our customers’ needs and can include customized employee pre-training and testing, on-site facilities management, vendor management, risk assessment and management, market analyses and productivity/occupational engineering studies.

The Company operates approximately 250 staffing and on-site facilities throughout the United States and the United Kingdom and it offers its services to a wide variety of clients in many industries, ranging from sole proprietorships to Fortune 1000 companies. To learn more, visit http://www.crsco.com

Forward Looking Statements:

Certain information contained in this press release, particularly information regarding completion of this offering, constitutes forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

For more information, contact:

John McInerney

Makovsky

212.508.9628
jmcinerney@makovsky.com